Exhibit 99.1

FTD Companies, Inc. Nominates Mir Aamir for Election to its Board of Directors
Board Member Dennis Holt Announces Retirement
DOWNERS GROVE, Ill. — April 25, 2018 — FTD Companies, Inc. (Nasdaq: FTD) (the “Company” or “FTD”), a premier floral and gifting company, today announced the nomination of Mir Aamir for election as a director at FTD’s Annual Meeting of Stockholders to be held on June 5, 2018 (the “2018 Annual Meeting”). Separately, the Company is announcing that current board member Dennis Holt has informed the board of his intent to retire, concurrent with the upcoming 2018 Annual Meeting.

“We are pleased to be nominating Mir Aamir for election to our board,” said Robert Berglass, Chairman of FTD’s Board of Directors. “On behalf of the directors and FTD stockholders, I would also like to thank Dennis Holt for his years of dedicated service as an FTD director and express our appreciation for his trusted leadership and insight.”

Mir Aamir
Mr. Aamir is President and Chief Executive Officer of Quotient Technology Inc., which provides a digital marketing platform to deliver personalized and targeted promotions and media to consumers, and a member of the company’s board of directors. He joined Quotient in 2013 and helped lead Quotient’s successful initial public offering in March 2014. He assumed the Chief Executive Officer role in 2017 after previously serving as President, Chief Operating Officer and Chief Financial Officer. From 2005 to 2013, Mr. Aamir worked for Safeway Inc., where he served as President, Customer Loyalty and Digital Technology from 2011 to 2013. He also served as a Senior Vice President, Marketing Strategy & FP&A from 2007 to 2011 and as Group Vice President, FP&A from 2005 to 2007. Prior to joining Safeway Inc., he served as an Officer and Vice President at A.T. Kearney, Inc. Mr. Aamir received a B.B.A./M.B.A. in finance from the University of Karachi, Pakistan and his M.B.A. from the University of Chicago. He brings to the Board of Directors over 20 years of strategy, operational and finance experience, primarily in the retail and consumer packaged goods industries. He also brings digital and mobile marketing experience, having helped found Safeway’s industry-leading digital and mobile platform for loyalty and targeted marketing.

FTD’s 2018 Annual Meeting of Stockholders
The 2018 Annual Meeting is scheduled for 9:00 a.m. (Central Time) on Tuesday, June 5, 2018, at FTD’s corporate offices at 3113 Woodcreek Drive, Downers Grove, Illinois 60515.

The other candidates for election to FTD’s Board of Directors at the 2018 Annual Meeting are James T. Armstrong and Candace H. Duncan.

This press release is not a proxy statement or a solicitation of proxies from the holders of FTD common stock. A solicitation of proxies in connection with the 2018 Annual Meeting will be made only by FTD’s definitive proxy statement that will be mailed to all stockholders of record on the record date of April 10, 2018. FTD will be filing a definitive proxy statement for the 2018 Annual Meeting with the Securities and Exchange Commission (“SEC”). Stockholders are urged to read the proxy statement and any other relevant documents filed or that will be filed with the SEC when they become available because they will contain important information. Stockholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at http://www.sec.gov or through the Company’s own website at http://investor.ftdcompanies.com.

The directors, nominees for election as director, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in connection with the matters to be considered at the 2018 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with such matters will be set forth in the definitive proxy statement to be filed with the SEC. In addition, information about the Company’s executive officers and directors may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in its definitive proxy statement previously filed with the SEC on April 26, 2017, and also will be set forth in the definitive proxy statement for the 2018 Annual Meeting to be filed with the SEC.

About FTD Companies, Inc.
FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States and the United Kingdom. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in approximately 35,000 floral shops in over 125 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari's Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Ink Cards™, Postagram™, Gifts.com™, and BloomThat™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.
Contacts
Investor Relations:
Katie Turner
646-277-1228
ir@ftdi.com
Media Inquiries:
Amy Toosley
858-638-4648
pr@ftdi.com